Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Endeavour International Corporation:

We consent to the use of our reports dated March 7, 2012, except as to Note 23, which is as of March 18, 2013, with respect to the consolidated balance sheet of Endeavour International Corporation as of December 31, 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

Houston, Texas

March 18, 2013